Q2 2021 Shareholder Letter August 5, 2021 investor.eventbrite.com London Dino Kingdom, Wythenshawe Park, Manchester, U.K. Church of 8 Wheels San Francisco, CA Exhibit 99.2

Second Quarter Business Update

- **Net revenue** returned to positive year-over-year growth due to increased paid ticket volume as restrictions on in-person gatherings were eased.
- **Paid ticket volume** rose 241% year-over-year as high-frequency creators hosted more than twice as many events as a year ago.
- **Net loss** was ($20.5) million for the second quarter of 2021 compared with a loss of ($38.6) million in the same period in 2020.
- **Adjusted EBITDA** loss was ($0.3) million in the second quarter compared to a loss of ($20.6) million a year ago. Excluding the impact of adjustments to reserves, second quarter adjusted EBITDA was $0.3 million.

Net Revenue:


$8M
$22M
$27M
$28M
$46M
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Paid Tickets:


5M
9M
11M
10M
16M
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Net Loss:


($39M)
($19M)
($20M)
($85M)
($21M)
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Adjusted EBITDA[(1)]:


($21M)
$4M
$2M
($9M)
($0M)
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021

Q2 2021 Highlights:

Paid Ticket Volume
In-Person / Online
86%
In-Person

Paid Ticket Volume
U.S. / ROW
66%
United States

Creators
Paid & Free
257K
Creators

Church of 8 Wheels

Amidst a backdrop of stained glass windows and disco balls, enthusiastic attendees skate hand-in-hand around a converted church-turned-roller rink, The Church of 8 Wheels. David Miles Jr., San Francisco's "Godfather of Skating," has been hosting roller skating parties in this former church since 2013. When the pandemic hit, his parishioners took their skates to the open air. But they're back in their house of worship now, with pandemic-specific safety measures in place. In 2021 alone, Church of 8 Wheels is averaging 39 events per month, and they're picking up speed.



1) Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Dear Eventbrite Shareholder, As the world began to reopen for live gatherings, our refocused strategy and realigned business model showed early signs of success in the second quarter. Our unique community of innovative and local creators hosted a record number of events in the quarter, as Eventbrite helped them connect to surging consumer demand for live experiences. These trends propelled strong sequential and year-over-year growth in paid ticket volume and net revenue in the quarter. Simultaneously, the inherent operating leverage in our business model delivered progress toward profitability. Excluding adjustments to reserves, adjusted EBITDA was positive for the second quarter, two quarters ahead of our prior expectations. While the circulating COVID variants may temper the pace of recovery, we believe that the flexibility of our model will continue to meet the needs of creators as they navigate changing public health and safety conditions. Eventbrite is the engine that powers entrepreneurial creators who frequently host events, helping them engage with and grow their audiences. Our virtual summit RECONVENE in May gathered thousands of creators, artists, authors, producers and entrepreneurs, as well as thought leaders in health, equity and wellness for learning and knowledge sharing as the industry prepared for the return of in-person events. The feedback was loud and clear: creators of all kinds share an abiding confidence about the long-term growth of live events, and new and experienced creators alike are drawn to Eventbrite’s easy-to-use tools to produce successful events and connect with expanding audiences. A Honed Strategy Yields Early Returns Net revenue and adjusted EBITDA grew meaningfully year-over-year in the second quarter, delivering a strong return to positive comparisons for the first time since the second quarter of 2020. Paid ticket volume, which more than tripled in the second quarter compared to a year ago, has improved sequentially in each month from January to June 2021, and underlying trends in creator count, event frequency and event size validate the strategic choices made in 2020 to focus on frequent creators and the power of our self-service experience. The number of paid creators using Eventbrite grew by 24% from the first quarter to the second quarter of 2021, reaching 97,000 creators, which is also a new high since the onset of the pandemic. Meanwhile, the number of paid events per creator rose NY Adventure Club Corey William Schneider started the New York Adventure Club as a way to get to know the city he’d recently moved to, curating behind-the-scenes tours of New York institutions. In 2019, he hosted 52 events a month for a local community of more than 15,000 people. When the pandemic hit, Schneider quickly adapted in- person content for virtual audiences across the globe. Online events have since helped him earn more monthly revenue than ever before: In 2020, New York Adventure Club sold 55,000 more paid tickets than in 2019 — a 760% increase. Through half of 2021, Schneider has nearly equaled both his total paid ticket numbers from 2020 and the number of events he’s hosted (currently averaging 96 per month) — with no signs of slowing down. Schneider has adapted yet again, recognizing that in-person and virtual events can occur simultaneously. He’s hosting webinars about Roosevelt Island, for example, while also resuming in-person tours. The live events have been selling out, and demand has remained for the webinars. “It proves the point that there are two audiences for two different mediums,” Schneider says. Eventbrite Q2 2021 Shareholder Letter Page 3

20% quarter-to-quarter and paid tickets per event increased 5% over the same period. Our most frequent creators expanded their event schedules during the quarter alongside the strong consumer interest evident on the Eventbrite platform. Eventbrite’s commitment to serving entrepreneurial creators across formats, categories, and geographies helped us capitalize on the wave of reopening. In the early days of the pandemic, we adapted quickly to meet creators’ urgent shift to online events, and in more recent months, we naturally pivoted back to powering in-person events, as consumer demand shifted following loosening public health restrictions. In the second quarter, tickets for in-person events – free and paid, combined – rose 50% over the first quarter, and in-person events accounted for 86% of paid ticket volume in the quarter as tickets for online events receded with the return of in-person gatherings. We saw healthy gains across most of the globe in the second quarter, with paid ticket volume up 70% in the United States and 76% in the United Kingdom compared to the first quarter of 2021. In Australia, we reached a new all-time quarterly record in paid tickets, propelled by a tenfold increase in paid tickets for in-person events compared with one year ago. Our creators’ resurgence in the wake of less restrictive health protocols, coupled with Eventbrite’s strong execution and an improved operating model, resulted in substantially lower losses for Eventbrite in the quarter. Gross margin neared its prior all-time high thanks to the elimination of lower-margin offerings and better fixed cost absorption. Strong cost discipline provided valuable operating leverage, even as we increased investment in product development to support our creators’ needs. We recognize that the near-term recovery may not be linear, particularly in light of recent information related to COVID variants, however we believe that our sharpened focus and product-first orientation will drive strong growth and deliver attractive profitability as our product solutions expand and our volumes scale in the future. A Leader in Unique and Local Events At the heart of our strategy are the entrepreneurial creators who produce unique, local live experiences that fill the calendar, from a DIY candle-making workshop to an organized neighborhood food crawl with friends. We are committed to helping creators like these succeed and thrive, and we believe inventive, passion-driven Great Big Family Productions Sidewalk Prophets have been rockin’ altars around the country for the past decade. In 2016, founding member Ben McDonald stepped off the stage and became the Christian rock band’s manager. He created Great Big Family Productions to bring the band’s production and promotion needs in- house, and he turned to Eventbrite to sell tickets to their shows. “It’s the most robust platform out there, so it was kind of a no-brainer,” he says. “People are familiar with it and are comfortable buying tickets with Eventbrite. There’s consumer trust there.” In 2020, the Christian group drove over 15,000 tickets, many to virtual events, keeping their fanbase engaged from home with some of the highest quality live streams the pandemic has seen. This year, they’re back on the road with 19 in-person shows booked at venues and houses of worship across the US so far and already over 3,500 paid tickets sold (only a few hundred shy of 2020’s paid tickets total). Whether online or IRL, the Sidewalk Prophets’ special brand of hope inspiring, inclusively joyful rock is truly something to behold. Eventbrite Q2 2021 Shareholder Letter Page 4 creators will continue to define the forefront of live experiences for years to come. Eventbrite has served this strong core base since our founding in 2006, building a rich relationship with the community through our daily interactions with hundreds of thousands of creators across an almost unimaginable diversity of events. In the second quarter alone, we acquired over 88,000 new free and paid event creators, who we believe chose our platform because its intuitive and automated approach met their event management and ticketing needs. The insight we gather from these creators frames our strategy and guides our product toward a flexible, multi-event platform with an increasing emphasis on audience discovery and demand generation. The operationally strong and financially healthy frequent creators at the center of our community have endured the past year and showed signs of acceleration in the second quarter. Paid ticket volume for frequent creators more than tripled from a year ago and rose 52% quarter-over-quarter. Roughly two-thirds of paid ticket volume in the second quarter of 2021 came from creators who hosted more than three events in the quarter, up from 64% a year ago and 58% in the second quarter of 2019, reflecting the resilience of these creators and our focused attention on serving their needs. The creator of the live experience has been at the center of everything we have developed since founding Eventbrite. True to this mission, we held a first-of-its-kind event, the RECONVENE summit, to bring together the best minds, deep thinkers, and experienced innovators to share ideas, best practices, and to redesign the next live events revolution. We were blown away by the level of attendance and interaction among the participants. During the two day virtual event, over 18,000 registered participants from 150 countries learned about topics like safely reopening with public health best practices, growing audiences and attendee engagement, and using Eventbrite’s products and tools to help their businesses succeed. RECONVENE was a clear and positive signal that our core customer is ready to partner with Eventbrite and this community to accelerate their business. We plan to continue to invest in community-based marketing activity to help creators get back up and running faster. House Of Hobby You don’t have to be on TikTok to know that the pandemic sparked a bona fide boom in DIY. And if your version of macramé entails mimosas, you’ll want to establish residency at the House of Hobby. Emilie Otto, aka chief creative and watercolor guru, took up ownership of this Perth, Western Australia oasis in June 2020. Since then, she’s hosted more than 100 workshops, growing from one a week to up to eight. Her business is run by local creatives who inspire attendees to relax and unwind through creative pursuits like candle making, resin art, and pottery. Whether it's for a social club, bridal showers, or a long overdue catch-up with friends, House of Hobby brings an unforgettable experience, with grazing platters, free-flowing Mimosas, wine, tea, and coffee provided along the way. In the first half of 2021, Eventbrite has helped House of Hobby hold 63 events (vs. 72 total in 2020) and sell 1,300 tickets (vs. 1,500 total in 2020), proving #handcrafted isn’t an ephemeral trend. Cheers to making time to make stuff. Eventbrite Q2 2021 Shareholder Letter Page 5

A Differentiated Self-Service Solution Over the last year, we have made significant and lasting changes to bring to life our vision of becoming the most intuitive self-service platform for creators to easily and confidently host events. In fact, we delivered more new products and enhancements to existing products in the month of May than any other month in the past year – a true testament to the evolution of Eventbrite as a product- focused organization. In the second quarter, we improved the login experience for all customers using our platform on mobile and web to reduce friction for creators and consumers alike. We improved the usability and effectiveness of our online event offering by integrating with best-in-class streaming technology and helping our creators find new audiences for their virtual offerings. We also continued to streamline the event creation and management processes, two core experiences on the platform, by adding the ability to copy tickets across multiple events to save time and prevent errors. More features aimed at empowering creators and helping build their audiences are on tap for the second half of the year, such as redesigned work flows that intuitively connect creators to tools like marketing and reporting, and new multi-event landing pages to help frequent creators showcase the breadth of their offerings. Demand generation is on the horizon as the next step in our journey. We have already begun building the foundation of that strategy, which will revolve around delivering highly effective marketing tools and driving consumer awareness from Eventbrite’s own website and mobile app. Eventbrite Boost, which launched in May, helps event creators find larger audiences through automated social paid advertising and convert them into attendees. Boost is a significant product expansion for our creators who can now access a one-stop, all-in-one digital marketing hub to save time, grow their business, and become more successful in driving awareness for their events - both in-person and virtual. Meanwhile, Eventbrite’s own distribution and destination channels accounted for 24% of total ticket volume for the second quarter, highlighting a key benefit of being an Eventbrite creator and the potential value to be derived from our increasing scale. SoulfulofNoise When Lynisha and Xavier Henderson had difficulty booking opening acts for concerts around LA, they decided to create their own platform to support and showcase independent artists in every genre. SoulfulofNoise began in 2016 and grew exponentially thanks to their Soulful Sundays activations and Eventbrite’s marketplace, which helped drive 76% of their more than 50,000 transacted tickets in 2019. “Eventbrite makes our ticketing process simple and accessible,” Xavier says. “It’s the premier platform that people use for ticketing.” The pandemic slowed SoulfulofNoise’s growth, but they’re bringing people together in-person again in 2021 and are pumping the noise back up, already selling more paid tickets this year than in all of 2020. “We hosted an event in a brand new location and we used Eventbrite Boost to promote it, and it worked really well,” Xavier notes. “The best part is that I don’t have to be a professional marketer to effectively use this amazing product.” Eventbrite Q2 2021 Shareholder Letter Page 6

Summary The first half of 2021 was a testament to walking the walk of our commitments. We improved our intuitive self-service platform, developed flexible and timely solutions to address creators’ urgent needs, and began moving toward demand generation and audience discovery to help creators grow. Our commitment to empowering those who gather others for live experiences has been the driving force behind our strategic decisions – and we will continue working hand-in-hand with these innovative and passionate creators to realize the full potential of the live events industry as the effects of the pandemic recede over time. Looking immediately ahead, Eventbrite is launching into the second half of 2021 with confidence in our strategy, a strong connection to the needs of creators, and a team that is more disciplined and committed than ever before. As we navigate a recovery that will not be linear at all times, our sights remain firmly set on crafting the best events platform for independent, frequent creators while also paving the path to accretive long-term growth and strong bottomline results. We are proud of our achievements and excited to keep you updated on our progress. Sincerely, Julia Hartz CEO Lanny Baker CFO Eventbrite Q2 2021 Shareholder Letter Page 7

Financial Discussion

Second Quarter Results

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables can be found at the end of this letter.

Net Revenue

Net revenue of $46.3 million in the second quarter increased 452% due to sharply higher paid ticket volume and lessening COVID impacts. The second quarter of 2020 was significantly affected by COVID-related restrictions which led to an elevated level of refunds and cancellations of live events. Reported net revenue per paid ticket was $2.89 in the second quarter of 2021, compared to $1.79 in the same period in 2020, primarily reflecting a decrease in refunds due to COVID-related event cancellations.

Net Revenue:


$46M
$8M
Q2
2020
Q2
2021

Paid Ticket Volume

Paid ticket volume of 16.0 million increased 241%, as the rollout of vaccines, coupled with less onerous global restrictions on in-person gatherings, helped return this metric to year-over-year growth. Paid ticket volume also rose 57% from the first quarter of 2021 due to substantially the same effects of rising vaccination rates and fewer public health-related restrictions on live gatherings.

Paid Tickets:


16M
5M
Q2
2020
Q2
2021

Paid ticket volume for events outside of the U.S. represented 34% of total paid tickets in the second quarter, compared to 40% a year earlier. The year-over-year rebound in paid ticket volume was strong in every major market including Australia, which reached an all-time high in paid ticket volume during the quarter.

Gross Profit

Gross profit was $28.3 million in the second quarter of 2021 compared to gross loss of ($1.7) million in the second quarter of 2020. Gross margin was 61.0% in the second quarter of 2021, reflecting better fixed cost absorption associated with higher ticket volume and increased revenue.

Gross Profit:


$28M
($2M)
Q2
2020
Q2
2021

Eventbrite Q2 2021 Shareholder Letter

Page 8

OpEx impact from non-routine items in Q2 Reversal of advance payout reserve Litigation matters Total operating expense impact Recorded Amount ($M) $5.0o (5.6) ($0.6) OpEx Investment Profile excluding non-routine items in Q2(2): Operating Expenses Operating expenses were $46.5 million in the second quarter of 2021, compared to $34.4 million in the second quarter of 2020. Operating expenses in the second quarter of 2021 included a $5.0 million reversal of reserves for estimated advance payout losses as well as a $5.6 million expense related to accruals associated with ongoing litigation. The release of reserves related to advance payouts reflects the ongoing favorable resolution of the advance payout balance and lower than expected chargeback activity. Operating expenses in the second quarter of 2020 included an $18.1 million reversal of reserves for estimated advance payout losses, partially offset by a total of $10.1 million of severance-related expenses, impairments and fees, and other costs. Excluding the adjustments specifically noted above, on a Non-GAAP basis, operating expenses were $45.9 million in the second quarter of 2021, compared to $42.4 million on a similar basis in the year ago period. Product development expenses of $16.4 million for the second quarter of 2021 increased 9% compared to the same period in 2020, primarily due to an increase in employee compensation associated with strategic investment in our technical infrastructure and platform. Sales, marketing and support expenses were $6.4 million in the second quarter of 2021 compared to income of $3.1 million in the second quarter of 2020. In the second quarter of 2021, Sales, marketing and support expenses included a $5.0 million reversal of reserves for estimated advance payout losses. Sales, marketing and support expenses in last year’s second quarter included a $18.1 million reversal of reserves for estimated advance payout losses and $3.4 million in severance and related expenses. Excluding these items, on a Non-GAAP basis, Sales, marketing and support expenses were $11.4 million in the second quarter of 2021, a 2% decline from $11.6 million on a similar basis in the second quarter of 2020. General and administrative expenses were $23.7 million in the second quarter of 2021 compared to $22.5 million in the same period in 2020. In the second quarter of 2021, General and administrative expenses include a $5.6 million increase in Q2 2021 39% General & Administrative 25% Sales & Marketing 36% Product Development 2) Percentages reflect operating expenses excluding non-routine items such as COVID-related reserves and accruals for existing litigation. Eventbrite Q2 2021 Shareholder Letter Page 9

($7M) Adjusted EBITDA: Available Liquidity Cash and cash equivalents Funds receivable Creator advances, net Accounts payable, creators Available liquidity Recorded Amount ($M) $685.40 16.60 3.70 (347.1) $358.50 accruals for existing litigation. General and administrative expenses in last year’s second quarter included a total of $5.0 million in severance-related expenses, accruals for ongoing litigation, and other impairments and fees. Excluding these items, on a Non-GAAP basis, General and administrative expenses were $18.1 million in the second quarter of 2021 compared to $17.5 million on a similar basis in the second quarter of 2020. Net Loss Net loss was ($20.5) million for the second quarter of 2021 compared with net loss of ($38.6) million in the same period in 2020. Adjusted EBITDA Adjusted EBITDA loss was ($0.3) million in the second quarter of 2021 compared to a loss of ($20.6) million a year ago. Excluding the impact of adjustments to reserves, adjusted EBITDA was $0.3 million in the second quarter of 2021. Balance Sheet and Cash Flow Cash and cash equivalents totaled $685.4 million at the end of the second quarter of 2021, up from $593.3 million as of March 31, 2021 and $505.8 million as of December 31, 2020. To evaluate Eventbrite’s liquidity, the company adds funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduces that balance by funds payable and creator payables. On that basis, the company’s available liquidity as of June 30, 2021 increased to $358.5 million from $358.4 million as of March 31, 2021 and $332.1 million as of December 31, 2020. As of June 30, 2021, the company had paid $4.1 million in net refunds and chargebacks related to our March 11, 2020 advance payout balance, a loss rate consistent with historic trends. The advance payout balance stood at $264.2 million on June 30, 2021 including $45.0 million of recently issued advance payouts, as the company has resumed the program on a limited basis. Q2 2021 Q2 2020 ($21M) ($0M) Eventbrite Q2 2021 Shareholder Letter Page 10

Based upon current information, we expect paid ticket volume and net revenue to be higher in the third quarter of 2021 than in the comparable period of 2020. We also anticipate that month-to-month paid ticket trends could become more variable based on the potential impact of COVID variants. We will continue to manage operating expenses carefully in the second half of 2021, prioritizing strategic investment in our product. We expect cash costs, excluding processing fees, of between $34 million and $36 million for the third quarter of 2021 compared with $34 million in the second quarter of 2021. Business Outlook Eventbrite Q2 2021 Shareholder Letter Page 11

Eventbrite will hold a conference call and live webcast on August 5, 2021 at 2:00 p.m. PDT to discuss the second quarter 2021 financial results. To listen to a live audio webcast, please visit Eventbrite’s Investor Relations website at https://investor.eventbrite.com/overview/default.aspx. A replay of the webcast will be available at the same website. About Eventbrite Eventbrite is a global self-service ticketing and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 200 million tickets distributed to more than 4 million experiences in 2020, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at http://www.eventbrite.com. Earnings Webcast The neon icons can be used to convey abstract concepts and work well in presentations. They should feel active and expressive. Feel free to expand on these as you build out the experience. Eventbrite Q2 2021 Shareholder Letter Page 12

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the impacts of the COVID-19 global health pandemic, including its impact on the Company, its operations, or its future financial or operational results; the recovery from the COVID-19 global health pandemic, including the impact of vaccines, the impact of new COVID-19 variants, the removal of restrictions on in-person events, the market response to the recovery and event creator and event attendees’ behaviour in relation to the recovery; the impact of the Company re-centering its business around a self-service model; the Company’s business model and operating leverage, including the impact on results; the Company’s expectations regarding the timing of recovery of paid ticket volumes; growth strategies and opportunities in the Company’s businesses and products; the Company’s expectations regarding the development of its platform and products; the Company’s expectations regarding scale, profitability, online events as a percentage of paid tickets, higher margin growth opportunities, improved financial results and market trends, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets; and the Company’s expectations regarding net revenue, paid ticket volume, month-to-month paid ticket variability, and cash costs described under “Business Outlook” above. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied, and reported results should not be considered as an indication of future performance. The forward-looking statements contained in this letter are also subject to additional risks, uncertainties and factors, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on 10-K for the year ended December 31, 2020. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time, including the Company's Quarterly Reports on Form 10-Q for the quarter ended March 30, 2021 andthe quarter ended June 30, 2021. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. This measure is not prepared in accordance with GAAP and has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non-GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Adjusted EBITDA Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities. We calculate Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, direct and indirect acquisition related costs, employer taxes related to employee transactions and other income (expense), which consisted of interest income foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this letter. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results. Eventbrite Q2 2021 Shareholder Letter Page 13

Consolidated Statements of Operations

($ in thousands, except per share data) (Unaudited)	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Net revenue	$ 46,311	$ 8,394	$ 74,129	$ 57,480
Cost of net revenue (1)	18,053	10,094	31,728	38,099
Gross profit (loss)	28,258	(1,700)	42,401	19,381
Operating expenses (1):				
Product development	16,396	15,047	31,715	31,218
Sales, marketing and support	6,358	(3,073)	11,997	96,842
General and administrative	23,733	22,472	42,761	64,581
Total operating expenses	46,487	34,446	86,473	192,641
Loss from operations	(18,229)	(36,146)	(44,072)	(173,260)
Interest expense	(2,776)	(3,625)	(10,386)	(3,637)
Loss on debt extinguishment	—	—	(49,977)	—
Other income (expense), net	526	1,186	(422)	(8,099)
Loss before income taxes	(20,479)	(38,585)	(104,857)	(184,996)
Income tax provision (benefit)	61	(1)	574	64
Net loss	$ (20,540)	$ (38,584)	$ (105,431)	$ (185,060)
Net loss per share, basic and diluted	$ (0.22)	$ (0.44)	$ (1.13)	$ (2.12)
Weighted-average shares outstanding used to compute net loss per share, basic and diluted	93,899	88,410	93,393	87,174

(1) Includes stock-based compensation as follows (in thousands):	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Cost of net revenue	$ 279	$ 207	$ 539	$ 630
Product development	4,299	3,366	8,257	7,055
Sales, marketing and support	1,374	901	2,734	2,332
General and administrative	6,371	5,137	12,156	10,416
Total	$ 12,323	$ 9,611	$ 23,686	$ 20,433

Eventbrite Q2 2021 Shareholder Letter

Page 14

Consolidated Balance Sheets

($ in thousands) (Unaudited)

	June 30, 2021	December 31, 2020
Assets		
Current assets	$	$
Cash and cash equivalents	685,364	505,756
Funds receivable	16,565	10,807
Accounts receivable, net	1,156	458
Creator signing fees, net	2,239	3,657
Creator advances, net	3,670	6,651
Prepaid expenses and other current assets	7,492	9,804
Total current assets	716,486	537,133
Property and equipment, net	8,165	11,574
Operating lease right-of-use assets	10,982	13,886
Goodwill	174,388	174,388
Acquired intangible assets, net	36,765	42,333
Restricted cash	1,795	2,674
Creator signing fees, noncurrent	3,284	5,838
Other assets	1,869	7,859
Total assets	$ 953,724	$ 795,685
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable, creators	$ 347,052	$ 191,134
Accounts payable, trade	1,338	1,903
Chargebacks and refunds reserve	23,467	33,225
Accrued compensation and benefits	7,226	3,980
Accrued taxes	5,090	2,992
Operating lease liabilities	3,304	4,940
Other accrued liabilities	16,692	8,362
Total current liabilities	404,169	246,536
Accrued taxes, noncurrent	11,953	14,234
Operating lease liabilities, noncurrent	9,912	11,517
Long-term debt	352,552	206,630
Other liabilities	18	1,196
Total liabilities	778,604	480,113
Stockholders' equity		
Common stock, at par	1	1
Additional paid-in capital	875,041	913,115
Accumulated deficit	(669,922)	(597,544)
Total stockholders' equity	175,120	315,572
Total liabilities and stockholders' equity	$ 953,724	$ 795,685

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Consolidated Statements of Cash Flows

($ in thousands) (Unaudited)

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Cash flows from operating activities		
Net loss	$ (105,431)	$ (185,060)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:		
Depreciation and amortization	10,064	11,909
Amortization of creator signing fees	1,600	5,301
Noncash operating lease expense	3,184	3,894
Stock-based compensation expense	23,686	20,433
Loss on debt extinguishment	49,977	-
Payment in kind interest	2,178	1,240
Amortization of debt discount and issuance costs	2,905	1,448
Provision for chargebacks and refunds	(2,522)	84,533
Impairment of creator advances and creator signing fees	3,161	8,227
Provision for bad debt and creator advances	(515)	16,224
Other	530	2,077
Changes in operating assets and liabilities:		
Accounts receivable	(513)	(1,001)
Funds receivable	(5,758)	49,237
Creator signing fees, net	637	(3,901)
Creator advances, net	1,885	(913)
Prepaid expenses and other assets	1,972	2,223
Accounts payable, creators	155,918	(104,649)
Accounts payable	(531)	1,440
Chargebacks and refunds reserve	(7,236)	(21,325)
Funds payable	-	-
Accrued taxes	(603)	(4,567)
Operating lease liabilities	(3,520)	(4,876)
Other accrued liabilities	7,220	(7,018)
Payment in kind interest	(8,962)	-
Net cash provided by (used in) operating activities	132,572	(124,403)

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Consolidated Statements of Cash Flows

($ in thousands) (Unaudited)		Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Cash flows from investing activities			
Purchases of property and equipment		(328)	(1,230)
Capitalized internal-use software development costs		(547)	(2,538)
Net cash used in investing activities		(875)	(3,768)
Cash flows from financing activities			
Proceeds from issuance of debt		212,750	275,000
Debt issuance costs		(5,738)	(14,223)
Purchase of convertible notes capped calls		(18,509)	(15,600)
Principal repayment of debt obligations and prepayment premium		(143,247)	-
Proceeds from issuance of common stock under ESPP		730	721
Proceeds from exercise of stock options		7,790	11,491
Taxes paid related to net share settlement of equity awards		(6,592)	(2,765)
Principal payments on lease financing obligation		(152)	(300)
Net cash provided by financing activities		47,032	254,324
Net increase in cash, cash equivalents and restricted cash		178,729	126,153
Cash, cash equivalents and restricted cash			
Beginning of period		508,430	422,940
End of period	$	687,159	549,093
Supplemental cash flow data			
Interest paid	$	4,834	613
Income taxes paid, net of refunds		167	475
Noncash investing and financing activities			
Purchases of property and equipment included in accounts payable, trade and other accrued liabilities		59	226
Operating lease right-of-use assets obtained in exchange for operating lease liabilities		246	-
Vesting of early exercised stock options		-	241

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Key Operating Metrics and Non-GAAP Financial Measures

($ in thousands, except per share data) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,	
	2021	2020	2021	2020
Paid ticket volume *(in thousands)*	16,016	4,691	26,248	26,928
Revenue per paid ticket	$ 2.89	$ 1.79	$ 2.82	$ 2.13
Adjusted EBITDA *($ in thousands)*	$ (341)	$ (20,620)	$ (8,847)	$ (140,223)

(Unaudited)

Adjusted EBITDA reconciliation	Three Months Ended June 30,		Six Months Ended June 30,	
	2021	2020	2021	2020
Net loss	$ (20,540)	$ (38,584)	$ (105,431)	$ (185,060)
Add:				
Depreciation and amortization	4,772	5,700	10,064	11,909
Stock-based compensation	12,323	9,611	23,686	20,433
Interest expense	2,776	3,625	10,386	3,637
Loss on debt extinguishment	—	—	49,977	—
Employer taxes related to employee equity transactions	793	215	1,475	695
Other (income) expense, net	(526)	(1,186)	422	8,099
Income tax provision	61	(1)	574	64
Adjusted EBITDA	$ (341)	$ (20,620)	$ (8,847)	$ (140,223)

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